EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement"), effective as of the ____ day of _______________, 1998, is entered into by and between Robert W. Bronson ("Executive") and Transnational Financial Corporation, a California corporation ("Company"), and is effective as of the date hereof.

     The Company desires to establish its right to the continued services of the Executive, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

     In consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:

1. EMPLOYMENT BY THE COMPANY. The Company does hereby employ, engage and hire the Executive as Senior Vice President - Director of Secondary Marketing of the Company, and the Executive does hereby accept and agree to such hiring, engagement and employment. The Executive's duties shall be such executive and managerial duties as the Board of Directors of the Company or its subsidiaries shall from time to time prescribe and as provided in the ByLaws of the Company. The terms of this Agreement shall be subject to the personnel policies of the Company as determined by the Board of Directors from time to time, except to the extent that any such policy would have a material adverse effect on the rights of the Executive under the terms of this Agreement. The Executive shall devote such time, energy and skill to the performance of his duties for the Company and for the benefit of the Company as may be necessary or required for the effective conduct and operation of the Company's business. Furthermore, the Executive shall exercise due diligence and care in the performance of his duties to the Company under this Agreement.

2. TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on the date hereof (the "Effective Date") and shall continue through March 31, 1999; provided, however, that on each March 31 commencing March 31, 1999 the Term of the Agreement shall automatically be extended for one additional year unless, not later than three months prior to any such March 31, either party shall have given written notice to the other that it does not wish to extend the Term of the Agreement.

3.   COMPENSATION.

          (a) BASE SALARY. The Company shall pay the Executive, and the Executive agrees to accept from the Company, in payment for his services to the Company beginning on the Effective Date, a base salary at the rate to be determined by the Compensation Committee of the Board of Directors and provided to the Executive in writing ("Base Salary"), which is subject to change at the end of the Term or with the express written consent of the Executive and shall initially be set at $100,000. Base Salary is payable in equal semimonthly installments or at such other time or times as the Executive and Company agree.

          (b) PERFORMANCE BONUS - BOARD OF DIRECTORS DISCRETION. The Executive shall be paid an incentive performance bonus equal to $50,000 provided that the Company shall receive trading profits from hedging activities plus additional profits due to increased margins on the sale of mortgages to investors aggregating $1,000,000, before taxes. Increased margins on the sale of mortgages to investors shall mean (i) the average margin of sales of mortgages to investors, excluding repurchase agreements, commencing with the first day of employment of the Executive minus the average margin of sales of mortgages for the ninety day period prior to the date of this agreement multiplied by (ii) the total volume of mortgages sold to investors by the Company commencing the date of Executive's employment.

          (c) ANNUAL REVIEW. The Compensation Committee of the Company's Board of Directors shall, at least annually, review the Executive's entire compensation package to determine whether it continues to meet the Company's

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compensation objectives. Such annual review will include a determination of (i)
whether to increase the Base Salary set forth in Section 3(a) and (ii) the incentive performance bonus to be awarded in accordance with Section 3(b).

          (d) SIGNING BONUS. Executive shall be paid, 90 days from the date of this agreement, a bonus of $5,000.

          (e) STOCK OPTIONS. The Company shall grant to Executive options to acquire 15,000 shares of stock at the Company's initial public offering price pursuant to the Company's Incentive Stock Option Plan.

4. FRINGE BENEFITS. The Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive employees at an appropriate level for the duties of the officer, and the Executive shall be entitled to receive such other fringe benefits as may be granted from time to time by the Company's Board of Directors or its Compensation Committee.

          (a) BENEFIT PLANS. The Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits available to other executive employees of the Company at an appropriate level for the duties of the office, subject to any restrictions (including waiting periods) specified in such plans. The Company shall make commercially reasonable efforts to obtain medical and disability insurance, and such other forms of insurance as the Board of Directors shall determine, for its employees.

          (b) VACATION. The Executive shall be entitled to the number of weeks of paid vacation per calendar year as specified in the Company's employee manual based on the time served as an employee of the Company, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies.

5. BUSINESS EXPENSES. The Company shall reimburse the Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by the Executive on behalf of the Company.

6.   TERMINATION OF EXECUTIVE'S EMPLOYMENT.

          (a) DEATH. If the Executive dies while employed by the Company, his employment shall be entitled to receive the Executive's Base Salary, fringe benefits and other earned bonus compensation until the end of the Term of this Agreement. The Company's obligation to pay the Executive's Base Salary shall cease as of the date of Executive's death. Thereafter, Executive's beneficiaries or his estate shall receive benefits in accordance with the Company's retirement, insurance and other applicable programs and plans then in effect.

          (b)  DISABILITY.

               (i) If, as a result of the Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for six consecutive months, and, within 30 days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, the Executive shall be entitled to receive the Executive's Base Salary, fringe benefits and earned bonus compensation until the end of the Term of this Agreement. During any period prior to such termination during which the Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay the Executive his Base Salary and fringe benefits. Subsequent to the Term of this Agreement, the Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

               (ii) If, however, as a result of the Executive's partial incapacity due to physical or mental illness in which Executive shall not have been absent from his duties for six consecutive months and shall have returned

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to work on a full-time basis but is not able to perform at the same level as when hired and/or is not able to perform the same functions for which originally hired ("Partial Disability"), the Company shall make reasonable efforts to accommodate the Executive's Partial Disability by modifying his job description appropriately, without any adjustment in compensation prior to the end of the Term of this Agreement.

          (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment under this Agreement for "Cause," at any time prior to expiration of the Term of the Agreement, only in the event of the Executive's conviction or entry of a plea of nolo contendre for fraud, misappropriation or embezzlement. In such a case, the Executive's employment under this Agreement may be terminated immediately without any advance written notice, and the Company's obligation to pay the Executive's Base Salary, any bonus and fringe benefits will cease as of the termination date.

          (d) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive shall have the right to terminate this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any one or more of the following events:

               (i) A reduction in title and/or compensation of the Executive or the assignment of duties to the Executive not consistent with those of a senior executive of the Company, except in connection with the Company's termination of the Executive's employment for Cause pursuant to Section 6(c) or as otherwise expressly contemplated herein;

               (ii) The Company's material breach of any of the provisions of this Agreement, including, but not limited to, a reduction by the Company in the Executive's Base Salary in effect as of the Effective Date; or a change in the conditions of the Executive's employment (e.g., including, without limitation, a failure by the Company to provide the Executive with incentive compensation and benefits plans that provide benefits and the opportunity to obtain incentive compensation, in each case comparable to those available under benefits programs in effect as of the Effective Date and at an appropriate level for the duties of the officer, etc.);

               (iii) The relocation of the Company's principal executive offices to a location more than 25 miles from its location as of the Effective Date or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices, except for requiring travel on the Company's business to an extent substantially consistent with the Executive's duties hereunder; or

               (iv)  A change in control as defined in Section 8 below.

The Executive agrees to provide the Company with 30 days' prior written notice of any termination for Good Reason.

          (e) TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. The Executive may at any time during the Term of this Agreement terminate his employment hereunder for any reason or no reason by giving the Company notice in writing not less than 120 days in advance of such termination. Except as may be provided in Section 9, the Executive shall have no further obligations to the Company after the effective date of termination, as set forth in the notice. Notwithstanding the foregoing, in the event any "person" (as defined in Section 8 below) begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a Change of Control, the Executive agrees that he will not voluntarily leave the employ of the Company, and will render services to the Company commensurate with his position, until such "person" has abandoned or terminated efforts to effect a Change of Control or until a Change of Control has occurred. In the event of a termination by the Executive under this paragraph, the Company will pay only the portion of Base Salary or previously awarded bonus unpaid as of the termination date. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms, but no additional accrual or vesting will take place.

7. COMPENSATION UPON TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE, OR BY THE EXECUTIVE FOR GOOD REASON. If the Executive's employment shall be terminated (i)

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by the Company other than for Cause, or (ii) by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

          (a) PAYMENT OF UNPAID BASE SALARY. The Company shall immediately pay the Executive any portion of the Executive's Base Salary or previously awarded Bonus not paid prior to the termination date.

          (b) SEVERANCE PAYMENT. The Company shall pay the Executive an amount (the "Severance Amount") equal to two times the Executive's combined Base Salary and bonus compensation for the preceding fiscal year. The Severance Amount shall be payable 50% within five 5 days after the termination date and the remaining 50% shall be payable in twelve equal consecutive monthly installments beginning on the first day of the month following the termination date.

          (c) IMMEDIATE VESTING OF STOCK OPTIONS. The Company shall take all appropriate action to ensure that all stock options on the Company's stock owned by the Executive as of the Effective Date and which have not been exercised prior to the termination date become immediately vested and exercisable by the Executive, whether or not the right to exercise such stock options would otherwise then be vested in the Executive. The provisions of this Section 7(c) shall constitute an amendment to any existing stock option agreements of the Company as of the Effective Date. All other stock options owned by the Executive as of the termination date shall be exercisable in accordance with the Company's stock option plan and the applicable stock option agreements.

          (d) CONTINUATION OF FRINGE BENEFITS. From and after termination of the Executive's employment, the Company shall continue to provide the Executive with all life insurance and medical coverage fringe benefits set forth in Section 4 as if the Executive's employment under the Agreement had not been terminated until the earlier to occur of (i) such time as the Executive finds full-time employment or (ii) the expiration of 12 months. Notwithstanding the immediately preceding sentence, if, as the result of termination of the Executive's employment, the Executive and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one of the Company's benefit plans or the cost of providing such benefits exceeds 200% of the cost of providing such benefits to other members of senior management, the Company, at the Company's option, shall (i) continue to provide the Executive and his eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits for which the Executive and his dependents and beneficiaries were eligible under such plans immediately prior to the termination date or (ii) for any fringe benefit not so provided, the Company shall pay the Executive 200% of the cost of providing such fringe benefit to other members of senior management.

          (e) EXCISE TAX GROSS-UP. In the event that the Executive becomes entitled to the benefit payments provided under subparagraphs (a)-(d) of this
Section 7.A ("Benefit Payments"), and if any of the Benefit Payments will be subject to any excise tax ("Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended from time to time, or successor sections thereto, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Benefit Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the amount of the Benefit Payments. Upon the Executive's termination date, the Company shall estimate and pay to the Executive the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount estimated at the termination date, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the difference plus interest on the amount of such repayment at 10% per annum. In the event that the Excise Tax is determined to exceed the amount estimated at the termination date, the Company shall make an additional Gross-Up Payment in respect of such excess at the time that the amount of such excess is finally determined, plus interest at 10% per annum. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Benefit Payments.

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          (f) NO MITIGATION REQUIRED; NO OTHER ENTITLEMENT TO BENEFITS
AGREEMENT. The Executive shall not be required in any way to mitigate the amount of any payment provided for in this Section 7, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by the Executive as a result of employment with another employer after the termination date of employment, or otherwise. Except as set forth in this Section 7, following a termination governed by this Section 7, the Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Executive's employment under this Section 7.

8. CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied.

          (a) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company; any trustee or other fiduciary holding securities under an Executive benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or from a transferor in a transaction expressly approved or consented to by the Board of Directors) representing more than 25% of the combined voting power of the Company's then outstanding securities; or

          (b) During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this section), (i) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or (ii) whose election is to replace a person who ceases to be a director due to death, disability or age, cease for any reason to constitute a majority thereof; or

          (c) The shareholders of the Company approve a merger or consolidation of the Company with other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an Executive benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
(ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

          (d) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

9. DISPUTE RELATING TO EXECUTIVE'S TERMINATION OF EMPLOYMENT FOR REASON. If the Executive resigns his employment with the Company alleging in-good faith as the basis for such resignation any of the "Good Reasons" specified in Section 6(d), and if the Company then disputes the Executive's right to the payment of benefits under Section 7, the Company shall continue to pay the Executive the full compensation (including, but not limited to, his Base Salary) in effect at the date the Executive provided notice of such resignation, and the Company shall continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was then a participant, until the earlier of the expiration of the Term of the Agreement or the date the dispute is

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finally resolved, either by jurisdiction which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected. For the purposes of this Section, the Company shall bear the burden of proving that the grounds for the Executive's resignation do not fall within the scope of
Section 6(d), and there shall be a rebuttable presumption that the Executive alleged such grounds in good faith.

10.  NONCOMPETITION PROVISIONS.

          (a) NONCOMPETITION. The Executive agrees that during the Term of this Agreement prior to any termination of his employment hereunder he will not directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the Nasdaq National Market), partner, or other equity holder with, or as an officer, director or employee of, any other real estate lender whose business strategy is competitive with that of the Company, as determined by a majority of the Company's independent directors ("Competing Business"). It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company, in the areas of business set forth above, in violation of this Agreement.

          (b) RIGHT TO COMPANY MATERIALS. The Executive agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records and other documents ("Company Materials") used, prepared or made available to the Executive, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof.

          (c) SOLICITING EXECUTIVES. The Executive promises and agrees that during the noncompetition period defined in paragraph (a) he will not directly or indirectly solicit any of the Company executives or employees to work for any Competing Business.

11. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission of a fax to the respective persons named below:

     If to Company:                 Transnational Financial Corporation
                                    Attn.:  Board of Directors
                                    301 Junipero Sera Blvd.
                                    San Francisco, CA 94125
                                    Phone: (415) 334-7000
                                    Fax:    (415) 334-0255


     If to Executive:               Robert W. Bronson
                                             P.O. Box 1583
                             Ross, California 94957

Either party may change such party's address for notices by notice duly given pursuant hereto.

12. ATTORNEYS' FEES. In the event judicial determination is necessary of any dispute arising as to the parties' rights and obligations hereunder, each party shall have the right, in addition to any other relief granted by the court, to attorneys' fees based on a determination by the court of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.

13. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company.

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14. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

15. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

16. ENTIRE AGREEMENT; HEADINGS. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

18. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

19. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by California Law and the Bylaws of the Company.

20.  COUNTERPARTS.  This Agreement may be executed in counterparts.



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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date first above written.


                                 TRANSNATIONAL FINANCIAL CORPORATION,
                                 a California corporation


                                 By____________________________________



                                 ---------------------------------------
                                 Robert W. Bronson